Exhibit 10.4

BioRestorative Therapies, Inc.

40 Marcus Drive

Melville, New York 11747

March 29, 2018

Mark Weinreb

9 Colgate Lane

Woodbury, New York 11797

Dear Mr. Weinreb:

Reference is made to the Executive Employment Agreement, dated as of March 9, 2015, between BioRestorative Therapies, Inc. (the “Company”) and Mark Weinreb (the “Executive”), as amended (the “Employment Agreement”). All capitalized terms used and not defined herein shall have the meanings ascribed to them in the Employment Agreement.

The parties hereby agree that (i) the reference in Section 5(a)(iv) of the Employment Agreement to “March 31, 2018” is amended to read “December 31, 2019” and (ii) the reference to “Bonus” on Schedule A of the Employment Agreement is amended to read as set forth on Schedule A attached hereto.

Except as amended hereby, the Employment Agreement shall continue in full force and effect in accordance with its terms.

This letter agreement constitutes the entire agreement between the parties with regard to the subject matter hereof. This letter agreement supersedes all prior negotiations, understandings and agreements between the parties hereto with respect to the subject matter hereof, and each party acknowledges and agrees that it has not relied on any representations or promises in connection with this letter agreement not contained herein.

This letter agreement may not be amended, modified, waived or canceled, in part or in full, except in a writing signed by both parties.

This letter agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York, excluding choice of law principles thereof.

Very truly yours,

BIORESTORATIVE THERAPIES, INC.

By:
Mandy Clyde
Vice President, Operations

Agreed:

Mark Weinreb

SCHEDULE A

Bonus:	2018 and 2019: 50% of Per Annum Salary based upon the satisfaction of certain performance goals. The performance goals for 2018 and 2019 will be established by April 30, 2018 and March 31, 2019, respectively, by the Compensation Committee of the Board (the “Compensation Committee”) based upon the level of achievement of the Company’s corporate goals and objectives for the calendar year with respect to which the Bonus relates and the Executive’s individual performance (in each case, as reasonably determined by the Compensation Committee). The Compensation Committee will take into consideration the Executive’s input with respect to the establishment of the Executive’s individual goals and objectives. The Compensation Committee may, in its discretion, award the Executive a Bonus in an amount greater than 50% of Per Annum Salary depending on the Executive’s level of achievement of the performance targets.